                                                                    EXHIBIT 10.5

[LETTERHEAD OF MERCATOR SOFTWARE]

June 13, 2001

Mr. Robert J. Farrell
123 Edgewood Avenue
Smithtown, NY  11787

Dear Bob:

      On behalf of Mercator Software, I am pleased to extend an offer of employment to you as President of the Americas. In this role you will be a member of the executive management team, operations committee, strategy council, and participate in the strategic and operational needs of the business. Bob, I look forward to bringing you on board as a key member of our executive leadership team. Following are details of our offer to you.

1. Position. You will start in a full-time position on or before July 9, 2001 as President of the Americas reporting to me. By signing this letter, you confirm to the Company that you are under no contractual or other legal obligations that would prohibit you from entering employment with or performing your duties for the Company.

2. Compensation and Employee Benefits. You will be paid a starting salary at the annual rate of $225,000, subject to an annual compensation review, including options, each year beginning February 1, 2002, and payable in accordance with the Company's standard payroll schedule. We will also offer you the opportunity to participate in the Company's annual incentive bonus plan, under which you will be eligible to earn, at par, a bonus of 100% of your base salary. The bonus payout is based upon corporate and business unit performance and individual contribution in meeting our objectives. The payout range is zero to 300%. Your 2001 bonus is guaranteed to be $100,000. It will be payable in the first quarter of 2002, consistent with when other executives at this level are paid. As a senior executive of the Company, you will be eligible to participate in the company-sponsored benefits that the Company makes available to senior executives (e.g., health insurance, dental insurance, etc.).

3. Options. You will be granted 50,000 options upon joining the company with an exercise price equal to the fair market value on the date of grant. You will be eligible for an additional 150,000 options, subject to the attached vesting schedule.

Upon a change of control of Mercator, Fifty (50%) percent of your outstanding unvested stock options will vest and become immediately exercisable. A change of control will be defined as the company being acquired and as a result it is no longer publicly traded. The options that you acquire shall be subject to the terms and conditions of the relevant stock option plan and stock option agreement and other related agreements to be entered into by and between you and the Company. In the event your employment is terminated by death or disability, options to be vested within six (6) months of your death or disability will be vested and be exercisable for the balance of their original term.

Mr. Robert J. Farrell
June 12, 2001
Page 2


4. Vacation. You will be entitled to four weeks vacation, in addition to scheduled company holidays.

5. Life Insurance. As an executive within the company, you will be entitled to receive term life insurance in the amount of $500,000 payable by the Company.

6. Severance. If you are terminated for any reason other than for cause, you will be entitled to six months' salary payable biweekly. In addition, executive benefits for medical insurance and other executive perquisites will be provided for six months.

If there is a change of control of the Company as defined in paragraph 3 herein, within one year following a change of control of the Company, you may terminate your employment with the Company if, during that one year period without your written consent, there has occurred a significant diminution of, or assignment to you of any duties inconsistent with your title, status, duties or responsibilities as in effect as of the beginning of your employment with Mercator. This right of termination can be exercised only if you give written notice to the Company within thirty (30) days of the occurrence of the significant diminution of, or assignment to you of any duties inconsistent with your title, status, duties or responsibilities as in effect as of the beginning of your employment with Mercator which you rely upon to terminate this agreement. If you elect to terminate your employment pursuant to this provision, upon such termination Mercator shall pay you twelve (12) months of base salary in accordance with the Company's usual payroll practices.

7. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the written consent of the Company. You also will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

8. Employment Relationship. The term of your employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause with 30 days notice. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and the Company.

9. Withholding Taxes. All amounts of compensation referred to in this letter are subject to reduction by the Company to meet all applicable withholding and payroll tax requirements.

Mr. Robert J. Farrell
June 12, 2001
Page 3


10. Conditions of Employment. Upon joining Mercator, you will be required to sign the enclosed Conditions of Employment agreement that includes non-disclosure and non-compete clauses which set forth conditions relating to the security and protection of the Company's trade secrets. In addition, you will be required to comply with and periodically sign a certification of compliance with Mercator's Insider Trading Policy.

11. Entire Agreement. This letter supersedes and replaces any prior understandings or agreements, whether oral or written, between you and the Company regarding the subject matter described in this letter.

      We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the line provided below and returning the executed copy to the undersigned. The terms and conditions of this offer will expire on June 22, 2001. As required by law, your employment with the Company is also contingent upon your providing legal proof of your identify and authorization to work in the United States.

      I look forward to working with you and having you as a member of my executive team.

      If you have any questions, please call me at (203) 563-1201.

                                           Very truly yours,

                                           MERCATOR SOFTWARE, INC.


                                           /s/ Roy C. King

                                           Roy C. King
                                           Chief Executive Officer and Chairman

I have read and accept this employment offer:

/s/ Robert J. Farrell                          Date: June 14, 2001
---------------------------------                    ---------------------------
Signature of Robert J. Farrell

July 9, 2001
---------------------------------
Agreed start date
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                          Attachment - Vesting Schedule

                        ---------------------------------
                        # of Options      Date of Vesting
                        ---------------------------------
                           50,000          Date of Hire
                        ---------------------------------
                            9,375            10/09/01
                        ---------------------------------
                            9,375            01/09/02
                        ---------------------------------
                            9,375            04/09/02
                        ---------------------------------
                            9.375            07/09/02
                        ---------------------------------
                            9,375            10/09/02
                        ---------------------------------
                            9,375            01/09/03
                        ---------------------------------
                            9,375            04/09/03
                        ---------------------------------
                            9,375            07/09/03
                        ---------------------------------
                            9,375            10/09/03
                        ---------------------------------
                            9,375            01/09/04
                        ---------------------------------
                            9,375            04/09/04
                        ---------------------------------
                            9,375            07/09/04
                        ---------------------------------
                            9,375            10/09/04
                        ---------------------------------
                            9,375            01/09/05
                        ---------------------------------
                            9,375            04/09/05
                        -------------------------------
                            9,375            07/09/05
                        ---------------------------------

June 13, 2001

To:         Robert J. Farrell
From:       Roy King
Subject:    2001 Senior Management Compensation Programs

I'm very pleased to announce Mercator's new compensation plan for senior managers. In conjunction with the plan, I am also preparing an enhanced stock option program, to be announced in the next few weeks. Together they will help us pursue our vision of being the Premier Provider of Business Integration Solutions and of creating a company that, in keeping with our newly established corporate values, hires confident, intelligent, success-driven employees who attack our clients' challenges with teamwork, power and agility.

The Senior Management Bonus Plan was prepared with the help of Towers Perrin, one of the world's most respected professional compensation firms. It reflects the best practices of the most successful corporations. I've experienced this system several times in my own career at IBM and elsewhere; it is equitable and efficient and will help improve teamwork and our operations across all business units.

The plan is simple. Each manager's bonus target will be established in terms of percentage of salary. As President of the Americas your target bonus for 2001 will be 100% of your salary, prorated from your start date, with a guaranteed payout of $100,000.00

How the target is achieved will be influenced by at least one of three factors:
Every manager will have the global success of the company as a bonus component. The other two potential bonus components are the success of each manager's own business unit or department; and the success of each manager in achieving his or her personal goals.

      o For 2001, global corporate and geographic business unit success will be measured 30% by revenue and 70% by EBITDA (earnings before interest, taxes, depreciation and amortization).

            ----------------------------------------------------------
            Measurement   Global   Americas     EMEA      Asia/Pacific
                          Plan     Plan         Plan      Plan
                          $M       $M           $M        $M
            ----------------------------------------------------------
            Revenue       180.0    100.5        69.1      10.4
            ----------------------------------------------------------
            EBITDA        13.9     18.3         20.3      3.6
            ----------------------------------------------------------
                (Global EBITDA Includes Corporate and R&D Expense)

      o Personal goals are to be determined between managers and their direct reports at the beginning of the year and evaluated at year-end. Achievement ratings will determine merit increases as well as be factored into the bonus plan.

      o Bonuses will be paid on an annual basis in the first quarter of next year, accept in the case of line managers in services and sales, who will receive a portion of their bonus on a quarterly basis. You must be employed by Mercator when bonuses are paid to qualify for this plan.
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Page Two


This compensation plan makes sure that all of us share alike in the success of Team Mercator. How will we succeed? By working together through trust and accountability. And by striving toward one goal: to achieve superior results distinguished by innovation, operational excellence, quality and integrity ... all on behalf of our customers.

Congratulations on making the team!

Sincerely,


/s/ Roy King

                                Mercator Software
                         2001 Management Incentive Plan
               Multipliers For Global and Business Unit Components
--------------------------------------------------------------------------------

                                           ------
EBITDA Component                           TARGET
      70% Weighting

   If EBITDA is -          9    10   12     13.9      16    18    20    24  27.8
  Multiply Bonus By      50%   75%  90%     100%    150%  175%  200%  250%  300%

Revenue Component
      30% Weighting

   If Revenue is -       153   163  175      180     200   220   240   260   280
  Multiply Bonus By      50%   75%  90%     100%    150%  175%  200%  250%  300%
                                           ------

--------------------------------------------------------------------------------

Percentage Performance / Payout

                                           ------
EBITDA Target Achieved   65%   72%  86%     100%    115%  129%  144%  173%  200%
Bonus Multiplied by..    50%   75%  90%     100%    150%  175%  200%  250%  300%

Revenue Target Achieved  85%   91%  97%     100%    111%  122%  133%  144%  156%
Bonus Multiplied by..    50%   75%  90%     100%    150%  175%  200%  250%  300%
                                           ------

--------------------------------------------------------------------------------

        Below the 65% EBITDA target, no bonus is paid for that component Below the 85% Revenue target, no bonus is paid for that component

--------------------------------------------------------------------------------

                        Individual/Department Objectives
                       ----------------------------------
                          Performance          Bonus
                            Rating            Payout
                       ----------------------------------
                               1               125%
                               2               110%
                               3               100%
                               4                 0
                               5                 0
                       ----------------------------------

               Individual Multiplier applies to total bonus amount